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                                                                   EXHIBIT 99.12


                     Pure Resources Forms Special Committee
                           To Evaluate Unocal Proposal

MIDLAND, Texas, August 26, 2002 - Pure Resources, Inc. (NYSE: PRS) announced today that a special committee of independent directors will evaluate the previously announced proposal by Unocal Corporation (NYSE: UCL) to commence an exchange offer to Pure Resources' stockholders to acquire all of the outstanding shares of common stock of Pure Resources that it does not already own. The special committee has retained Credit Suisse First Boston Corporation and Petrie Parkman & Co., Inc. as its financial advisors and Baker Botts L.L.P. as its legal counsel.

Pure Resources requests its stockholders to defer making a determination whether to accept or reject the exchange offer until they have been advised of Pure Resources' special committee's position with respect to the exchange offer.

Pure Resources is an independent exploration and production company that develops and produces oil and natural gas in the Permian Basin, the San Juan Basin, the Gulf Coast and the Gulf of Mexico. The Company also owns an undivided interest under approximately 6 million gross fee mineral acres throughout the Southern Gulf Coast region of the United States. Pure Resources was formed in May 2000 through the combination of Titan Exploration, Inc. and the Permian Basin Business Unit of Unocal Corporation.

FORWARD-LOOKING STATEMENTS

All the estimates and expectations set forth in this release constitute forward-looking statements within the meaning of the Securities Litigation Reform Act. Although Pure Resources believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will occur and cautions that actual results may differ materially from those estimated in the forward-looking statements. A number of risks could affect the future results of Pure Resources and could cause such material differences. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and other technical data, competition, reduced availability of drilling services, fluctuations in oil and gas prices and government regulations, as well as other risks discussed in detail in Pure Resources' SEC filings.

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In connection with the exchange offer, Pure Resources will be filing certain materials with the Securities and Exchange Commission, including a Solicitation/Recommendation Statement on Schedule 14D-9. STOCKHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors can obtain a free copy of the Solicitation/Recommendation Statement, when it becomes available, and other materials filed by Pure Resources with the Securities and Exchange Commission at the Securities and Exchange Commission website at http://www.sec.gov. In addition, these materials may be obtained for free from Pure Resources by directing a request to Pure Resources, Inc., 500 West Illinois, Midland, Texas 79701, Attention: Investor Relations.